================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D(2(b)

                               (Amendment No. 1)*


                             SRS LABS, INC. (SRSL)
                         ------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                  78464M 10 6
                                ----------------
                                 (CUSIP Number)


                               FEBRUARY 13, 2007
                             ---------------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ] Rule 13d-1(b)
            [X] Rule 13d-1(c)
            [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                 Page 2 of 15
-------------------------                                 ---------------------

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sandler Capital Management
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
                                            5.   SOLE VOTING POWER
           NUMBER OF
                                                 -0-
     SHARES BENEFICIALLY                    -----------------------------------
                                            6.   SHARED VOTING POWER
            OWNED BY
                                                 765,000
              EACH                          -----------------------------------
                                            7.   SOLE DISPOSITIVE POWER
            REPORTING
                                                 -0-
             PERSON                         -----------------------------------
                                            8.   SHARED DISPOSITIVE POWER
             WITH
                                                 765,000
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,000 shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.84%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
-------------------------------------------------------------------------------

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                 Page 3 of 15
-------------------------                                 ---------------------

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sandler Associates
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
                                            5.   SOLE VOTING POWER
           NUMBER OF
                                                 365,719
     SHARES BENEFICIALLY                    -----------------------------------
                                            6.   SHARED VOTING POWER
            OWNED BY
                                                 -0-
              EACH                          -----------------------------------
                                            7.   SOLE DISPOSITIVE POWER
            REPORTING
                                                 365,719
             PERSON                         -----------------------------------
                                            8.   SHARED DISPOSITIVE POWER
             WITH
                                                 -0-
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     365,719 shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.31%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
-------------------------------------------------------------------------------

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                 Page 4 of 15
-------------------------                                 ---------------------

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sandler Associates II, L.P.
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
                                            5.   SOLE VOTING POWER
           NUMBER OF
                                                 18,900
     SHARES BENEFICIALLY                    -----------------------------------
                                            6.   SHARED VOTING POWER
            OWNED BY
                                                 -0-
              EACH                          -----------------------------------
                                            7.   SOLE DISPOSITIVE POWER
            REPORTING
                                                 18,900
             PERSON                         -----------------------------------
                                            8.   SHARED DISPOSITIVE POWER
             WITH
                                                 -0-
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,900 shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.12%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
-------------------------------------------------------------------------------

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                 Page 5 of 15
-------------------------                                 ---------------------

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sandler Offshore Fund, Inc.
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
-------------------------------------------------------------------------------
                                            5.   SOLE VOTING POWER
           NUMBER OF
                                                 117,127
     SHARES BENEFICIALLY                    -----------------------------------
                                            6.   SHARED VOTING POWER
            OWNED BY
                                                 -0-
              EACH                          -----------------------------------
                                            7.   SOLE DISPOSITIVE POWER
            REPORTING
                                                 117,127
             PERSON                         -----------------------------------
                                            8.   SHARED DISPOSITIVE POWER
             WITH
                                                 -0-
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     117,127 shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.74%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     CO
-------------------------------------------------------------------------------

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                 Page 6 of 15
-------------------------                                 ---------------------

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Sandler Plus Master Fund, Ltd.
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
-------------------------------------------------------------------------------
                                            5.   SOLE VOTING POWER
           NUMBER OF
                                                 181,754
     SHARES BENEFICIALLY                    -----------------------------------
                                            6.   SHARED VOTING POWER
            OWNED BY
                                                 -0-
              EACH                          -----------------------------------
                                            7.   SOLE DISPOSITIVE POWER
            REPORTING
                                                 181,754
             PERSON                         -----------------------------------
                                            8.   SHARED DISPOSITIVE POWER
             WITH
                                                 -0-
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     181,754 shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.15%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     CO
-------------------------------------------------------------------------------

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                 Page 7 of 15
-------------------------                                 ---------------------

-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Andrew Sandler
-------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a)  [_]
                                                                (b)  [_]
-------------------------------------------------------------------------------
3.   SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                                            5.   SOLE VOTING POWER
           NUMBER OF
                                                 -0-
     SHARES BENEFICIALLY                    -----------------------------------
                                            6.   SHARED VOTING POWER
            OWNED BY
                                                 765,000
              EACH                          -----------------------------------
                                            7.   SOLE DISPOSITIVE POWER
            REPORTING
                                                 -0-
             PERSON                         -----------------------------------
                                            8.   SHARED DISPOSITIVE POWER
             WITH
                                                 765,000
-------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,000 shares of Common Stock
-------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.84%
-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
-------------------------------------------------------------------------------

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                 Page 8 of 15
-------------------------                                 ---------------------


ITEM 1.  (a)    NAME OF ISSUER: SRS LABS, INC.

         (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                2909 Daimler Street
                Santa Ana, California 92705

ITEM 2.
1.       (a)    NAME OF PERSON FILING:

                Sandler Capital Management

         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                711 Fifth Avenue New York, New York 10022

         (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:

                Sandler Capital Management is a registered investment adviser and general partnership organized under the laws of the State of New York.

         (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

         (e)    CUSIP NUMBER:  78464M 10 6

2.       (a)    NAME OF PERSON FILING:

                Sandler Associates ("Sandler Associates")

         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                711 Fifth Avenue New York, New York 10022

         (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:

                Sandler Associates is a limited partnership organized under the laws of the State of New York.

         (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

         (e)    CUSIP NUMBER:  78464M 10 6

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                 Page 9 of 15
-------------------------                                 ---------------------


3.       (a)    NAME OF PERSON FILING:

                Sandler Associates II, L.P. ("Sandler Associates II")

         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                711 Fifth Avenue New York, New York 10022

         (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:

                Sandler Associates II is a limited partnership organized under the laws of the State of New York.

         (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

         (e)    CUSIP NUMBER:  78464M 10 6

4.       (a)    NAME OF PERSON FILING:

                Sandler Offshore Fund, Inc. ("Sandler Offshore")

         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                711 Fifth Avenue New York, New York 10022

         (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:

                Sandler Offshore is a corporation organized under the laws of the British Virgin Islands.

         (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

         (e)    CUSIP NUMBER:  78464M 10 6

5.       (a)    NAME OF PERSON FILING:

                Sandler Plus Master Fund, Ltd. ("Sandler Plus")

         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                711 Fifth Avenue New York, New York 10022

         (c)    CITIZENSHIP OR PLACE OF ORGANIZATION:

                Sandler Plus is a corporation organized under the laws of the Cayman Islands.

         (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

         (e)    CUSIP NUMBER:  78464M 10 6

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                Page 10 of 15
-------------------------                                 ---------------------


6.       (a)    NAME OF PERSON FILING:

                Andrew Sandler

         (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                711 Fifth Avenue New York, New York 10022

         (c)    CITIZENSHIP OR PLACE OF ORGANIZATION: United States

         (d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.001 par value

         (e)    CUSIP NUMBER:  78464M 10 6


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B),  OR 13D-2(B) OR
         (C), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.


ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
         Item 1.

         1.   Sandler Capital Management:

              (a) Amount beneficially owned: 765,000(1)(2) shares of Common Stock, $.001 cents par value, of SRS LABS, INC. Reporting Person is the investment adviser to Sandler Associates, Sandler Associates II, Sandler Offshore, Sandler Plus and various managed accounts.

              (b)     Percent of class: 4.84%

              (c)     Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote: 0 shares

                      (ii)  Shared  power  to  vote  or to  direct  the  vote:
                            765,000(1)(2) shares

                      (iii) Sole power to dispose or to direct the disposition
                            of: 0 shares

                      (iv)  Shared   power  to   dispose   or  to  direct  the
                            disposition of: 765,000(1)(2) shares

         2.   Sandler Associates:

              (a) Amount beneficially owned: 365,719 shares of Common Stock, $.001 par value, of SRS LABS, INC.

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                Page 11 of 15
-------------------------                                 ---------------------


              (b)     Percent of class: 2.31%

              (c)     Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:  365,719
                            shares

                      (ii)  Shared  power to vote or to  direct  the  vote:  0
                            shares

                      (iii) Sole power to dispose or to direct the disposition
                            of: 365,719 shares

                      (iv)  Shared   power  to   dispose   or  to  direct  the
                            disposition of: 0 shares

         3.   Sandler Associates II, L.P.:

              (a) Amount beneficially owned: 18,900 shares of Common Stock, $.001 par value, of SRS LABS, INC.

              (b)     Percent of class: 0.12%

              (c)     Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct  the vote:  18,900
                            shares

                      (ii)  Shared  power to vote or to  direct  the  vote:  0
                            shares

                      (iii) Sole power to dispose or to direct the disposition
                            of: 18,900 shares

                      (iv)  Shared   power  to   dispose   or  to  direct  the
                            disposition of: 0 shares

         4.   Sandler Offshore Fund, Inc.

              (a) Amount beneficially owned: 117,127 shares of Common Stock, $.001 par value, of SRS LABS, INC.

              (b)     Percent of class: 0.74%

              (c)     Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:  117,127
                            shares

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                Page 12 of 15
-------------------------                                 ---------------------


                      (ii)  Shared  power to vote or to  direct  the  vote:  0
                            shares

                      (iii) Sole power to dispose or to direct the disposition
                            of: 117,127 shares

                      (iv)  Shared   power  to   dispose   or  to  direct  the
                            disposition of: 0 shares

         5.   Sandler Plus Master Fund, Ltd.

              (a) Amount beneficially owned: 181,754 shares of Common Stock, $.001 par value, of SRS LABS, INC.

              (b)     Percent of class: 1.15%

              (c)     Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:  181,754
                            shares

                      (ii)  Shared  power to vote or to  direct  the  vote:  0
                            shares

                      (iii) Sole power to dispose or to direct the disposition
                            of: 181,754 shares

                      (iv)  Shared   power  to   dispose   or  to  direct  the
                            disposition of: 0 shares

         6.   Andrew Sandler:

              (a) Amount beneficially owned: 765,000(1)(2) shares of Common Stock, $.001 par value, of SRS LABS, INC. Reporting Person is the portfolio manager of Sandler Associates, Sandler Associates II, Sandler Offshore and various separately managed accounts.

              (b)     Percent of class: 4.84%

              (c)     Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote: 0 shares

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                Page 13 of 15
-------------------------                                 ---------------------


                      (ii)  Shared  power  to  vote  or to  direct  the  vote:
                            765,000(1)(2) shares

                      (iii) Sole power to dispose or to direct the disposition
                            of: 0 shares

                      (iv)  Shared   power  to   dispose   or  to  direct  the
                            disposition of: 765,000(1)(2) shares

-----------------
(1)  Includes  365,719,  18,900,  117,127 and 181,754  shares of Common  Stock beneficially owned by Sandler Associates, Sandler Associates II, Sandler Offshore and Sandler Plus, respectively, and 81,500 shares of Common Stock beneficially owned by separately managed accounts.
(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         This statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit A for Joint Filing Agreement.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


ITEM 10. CERTIFICATIONS.

         By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and dare not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                Page 14 of 15
-------------------------                                 ---------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2007                     SANDLER CAPITAL MANAGEMENT
                                             By:  ALCR Corp., a general partner

                                             By: /s/ Moira Mitchell
                                                 ------------------------------
                                             Name:   Moira Mitchell
                                             Title:  President


Date:  February 13, 2007                     SANDLER ASSOCIATES

                                             By: /s/ Andrew Sandler
                                                 ------------------------------
                                             Name:   Andrew Sandler
                                             Title:  General Partner


Date:  February 13, 2007                     SANDLER ASSOCIATES II, L.P.

                                             By: /s Andrew Sandler
                                                 ------------------------------
                                             Name:  Andrew Sandler
                                             Title: General Partner


Date:  February 13, 2007                     SANDLER OFFSHORE FUND, INC.

                                             By: /s/ Steven Warshavsky
                                                 ------------------------------
                                             Name:   Steven Warshavsky
                                             Title:  Director


Date:  February 13, 2007                     SANDLER PLUS MASTER FUND LTD.

                                             By: /s/ Steven Warshavsky
                                                 ------------------------------
                                             Name:   Steven Warshavsky
                                             Title:  Director


Date:  February 13, 2007                     By: /s/ Andrew Sandler
                                                 ------------------------------
                                             Name:   Andrew Sandler

-------------------------                                 ---------------------
CUSIP No. 78464M 10 6              SCHEDULE 13G                Page 15 of 15
-------------------------                                 ---------------------



                                   Exhibit A

                            JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of SRS LABS, INC. and that this Agreement be included as an Exhibit to such statement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the dates set forth next to the undersigned's name.

Date:  February 13, 2007                     SANDLER CAPITAL MANAGEMENT
                                             By:  ALCR Corp., a general partner

                                             By: /s/ Moira Mitchell
                                                 ------------------------------
                                             Name:   Moira Mitchell
                                             Title:  President


Date:  February 13, 2007                     SANDLER ASSOCIATES

                                             By: /s/ Andrew Sandler
                                                 ------------------------------
                                             Name:   Andrew Sandler
                                             Title:  General Partner


Date:  February 13, 2007                     SANDLER ASSOCIATES II, L.P.

                                             By: /s Andrew Sandler
                                                 ------------------------------
                                             Name:  Andrew Sandler
                                             Title: General Partner


Date:  February 13, 2007                     SANDLER OFFSHORE FUND, INC.

                                             By: /s/ Steven Warshavsky
                                                 ------------------------------
                                             Name:   Steven Warshavsky
                                             Title:  Director


Date:  February 13, 2007                     SANDLER PLUS MASTER FUND LTD.

                                             By: /s/ Steven Warshavsky
                                                 ------------------------------
                                             Name:   Steven Warshavsky
                                             Title:  Director


Date:  February 13, 2007                     By: /s/ Andrew Sandler
                                                 ------------------------------
                                             Name:   Andrew Sandler